EXHIBIT 99.1

Republic Bancorp, Inc. to Present at the Rodman & Renshaw Annual Global Investment Conference

September 4, 2009

Contact: Kevin Sipes
Executive Vice President & CFO

Louisville, KY – (BUSINESS WIRE) – Republic Bancorp, Inc., parent company of Republic Bank & Trust Company and Republic Bank, today announced that it will make a presentation at the Rodman & Renshaw Annual Global Investment Conference, which takes place in New York City, September 9-11, 2009. Steven E. Trager, President and Chief Executive Officer, will represent the Company at the conference.

The investor presentation by Republic Bancorp, Inc. is scheduled to begin at 11:40 a.m. E.T. on Wednesday, September 9, 2009. The Company’s slide presentation will be posted to the investor section of the Company’s website, www.republicbank.com, prior to the event.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of: Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.1 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic's Class A Common Stock is listed under the symbol 'RBCAA' on the NASDAQ Global Select Market.

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